Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PacWest Bancorp:

We consent to the use of our report dated February 26, 2021, with respect to the consolidated balance sheets of PacWest Bancorp as of December 31, 2020 and 2019, and the related consolidated statements of earnings (loss), comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference.

As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU 2016-13, “Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.”

/s/ KPMG LLP

Irvine, California
May 12, 2021